SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF INCOME
For the Years Ended December 31, 2016, 2015 and 2014
(in thousands)

	Years Ended December 31,
	2016	2015	2014
EXPENSES
Other Operation	$817	$186	$180
TOTAL EXPENSES	817	186	180

OPERATING LOSS	(817)	(186)	(180)

Other Income (Expense):
Interest Income − Affiliated	57,762	49,619	29,921
Interest Expense	(57,886)	(49,782)	(30,123)

LOSS BEFORE INCOME TAX CREDIT AND EQUITY EARNINGS	(941)	(349)	(382)

Income Tax Credit	(330)	(122)	(133)
Equity Earnings of Unconsolidated Subsidiaries	193,300	133,171	101,474

NET INCOME	$192,689	$132,944	$101,225

See Condensed Notes to Condensed Financial Information beginning on page S-7.

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED BALANCE SHEETS
ASSETS
December 31, 2016 and 2015
(in thousands)

	December 31,
	2016	2015
CURRENT ASSETS
Advances to Affiliates	$14,242	$14,132
Accounts Receivable:
General	97	—
Affiliated Companies	21,653	23,923
Total Accounts Receivable	21,750	23,923
Accrued Tax Benefits	6	90
TOTAL CURRENT ASSETS	35,998	38,145

OTHER NONCURRENT ASSETS
Notes Receivable − Affiliated	1,931,984	1,544,401
Investments in Unconsolidated Subsidiaries	1,960,139	1,554,831
Deferred Charges and Other Noncurrent Assets	1,677	185
TOTAL OTHER NONCURRENT ASSETS	3,893,800	3,099,417

TOTAL ASSETS	$3,929,798	$3,137,562

See Condensed Notes to Condensed Financial Information beginning on page S-7.

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2016 and 2015
(in thousands)

	December 31,
	2016	2015
CURRENT LIABILITIES
Accounts Payable:
General	$85	$243
Affiliated Companies	18,920	15,926
Accrued Interest	10,541	7,968
Other Current Liabilities	10,686	16,140
TOTAL CURRENT LIABILITIES	40,232	40,277

NONCURRENT LIABILITIES
Long-term Debt	1,931,984	1,544,401
TOTAL NONCURRENT LIABILITIES	1,931,984	1,544,401

TOTAL LIABILITIES	1,972,216	1,584,678

MEMBER’S EQUITY
Paid-in Capital	1,455,009	1,243,000
Retained Earnings	502,573	309,884
TOTAL MEMBER’S EQUITY	1,957,582	1,552,884

TOTAL LIABILITIES AND MEMBER’S EQUITY	$3,929,798	$3,137,562

See Condensed Notes to Condensed Financial Information beginning on page S-7.

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2016, 2015 and 2014
(in thousands)

	Years Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES
Net Income	$192,689	$132,944	$101,225
Adjustments to Reconcile Net Income to Net Cash Flows
from Operating Activities:
Deferred Income Taxes	(1,660)	1	165
Equity Earnings of Unconsolidated Subsidiaries	(193,300)	(133,171)	(101,474)
Change in Other Noncurrent Assets	168	33	233
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	2,173	(13,008)	(5,843)
Accounts Payable	2,836	1,416	3,111
Accrued Taxes, Net	84	(119)	18
Accrued Interest	2,573	926	2,795
Other Current Liabilities	(5,453)	12,133	3,165
Net Cash Flows from Operating Activities	110	1,155	3,395

INVESTING ACTIVITIES
Change in Advances to Affiliates, Net	(110)	(1,155)	(12,977)
Issuance of Notes Receivable to Affiliated Companies	(686,904)	(449,988)	(479,864)
Repayments of Notes Receivable from Affiliated Companies	300,000	—	—
Capital Contributions to Subsidiaries	(212,009)	(279,000)	(347,500)
Net Cash Flows Used for Investing Activities	(599,023)	(730,143)	(840,341)

FINANCING ACTIVITIES
Capital Contribution from Parent	212,009	279,000	347,500
Issuance of Long-term Debt - Nonaffiliated	686,904	449,988	479,864
Retirement of Long-term Debt - Nonaffiliated	(300,000)	—	—
Change in Advances from Affiliates, Net	—	—	9,582
Net Cash Flows from Financing Activities	598,913	728,988	836,946

Net Increase in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents at Beginning of Period	—	—	—
Cash and Cash Equivalents at End of Period	$—	$—	$—

See Condensed Notes to Condensed Financial Information beginning on page S-7

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
INDEX OF CONDENSED NOTES TO CONDENSED FINANCIAL INFORMATION

1. Summary of Significant Accounting Policies

2. Commitments, Guarantees and Contingencies

3. Financing Activities

4. Related Party Transactions

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed financial information of AEPTCo Parent is required as a result of the restricted net assets of AEPTCo consolidated subsidiaries exceeding 25% of AEPTCo consolidated net assets as of December 31, 2016.  AEPTCo Parent is the direct holding company for the seven wholly-owned FERC-regulated transmission-only electric utilities listed below.  The primary source of income for AEPTCo Parent is equity in its subsidiaries’ earnings.

AEPTCo’s seven wholly-owned public utility companies are:

•	AEP Appalachian Transmission Company, Inc. (“APTCo”), covering Tennessee and Virginia

•	AEP Indiana Michigan Transmission Company, Inc. (“IMTCo”), covering Indiana and Michigan

•	AEP Kentucky Transmission Company, Inc. (“KTCo”)

•	AEP Ohio Transmission Company, Inc. (“OHTCo”)

•	AEP Oklahoma Transmission Company, Inc. (“OKTCo”)

•	AEP Southwestern Transmission Company, Inc. (“SWTCo”), covering Arkansas and Louisiana

•	AEP West Virginia Transmission Company, Inc. (“WVTCo”)

APTCo, KTCo, IMTCo, OHTCo and WVTCo are members of PJM. OKTCo and SWTCo are members of SPP.

Income Taxes

AEPTCo Parent joins in the filing of a consolidated federal income tax return with its affiliates in the AEP System.  The allocation of the AEP System’s current consolidated federal income tax to the AEP System companies allocates the benefit of current tax losses to the AEP System companies giving rise to such losses in determining their current tax expense.  The tax benefit of AEP Parent is allocated to its subsidiaries with taxable income.

2.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

AEPTCo Parent and its subsidiaries are parties to environmental and other legal matters.  For further discussion of commitments, guarantees and contingencies, see Note 5 to AEPTCo’s audited consolidated financial statements, included elsewhere in this prospectus.

3.  FINANCING ACTIVITIES

For further discussion of Financing Activities, see Note 10 to AEPTCo’s audited consolidated financial statements, included elsewhere in this prospectus.

4.  RELATED PARTY TRANSACTIONS

Payments on Behalf of Subsidiaries

Due to occasional time sensitivity and complexity of payments, Parent makes certain insurance, tax and other payments on behalf of subsidiary companies.  Parent is then fully reimbursed by the subsidiary companies. AEPTCo Parent also makes convenience payments on behalf of its State Transcos. AEPTCo Parent is then fully reimbursed by its State Transcos.

Long-term Lending to Subsidiaries

AEPTCo Parent enters into debt arrangements with nonaffiliated entities. AEPTCo Parent has Long-term Debt of $1.9 billion and $1.5 billion as of December 31, 2016 and 2015, respectively. AEPTCo Parent uses the proceeds from these nonaffiliated debt arrangements to make affiliated loans to its State Transcos using the same interest rates and maturity dates as the nonaffiliated debt arrangements. AEPTCo Parent has recorded Notes Receivable − Affiliated of $1.9 billion and $1.5 billion as of December 31, 2016 and 2015, respectively. Related to these nonaffiliated and affiliated debt arrangements, AEPTCo Parent has recorded Accrued Interest and Accounts Receivable − Affiliated Companies of $10.5 million and $8 million as of December 31, 2016 and 2015, respectively. AEPTCo Parent has recorded Interest Income − Affiliated of $57.4 million, $49.5 million and $29.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, related to the Notes Receivable − Affiliated. AEPTCo Parent has recorded Interest Expense of $57.9 million, $49.5 million and $29.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, related to the nonaffiliated debt arrangements.

Short-term Lending to Subsidiaries

Parent uses a commercial paper program to meet the short-term borrowing needs of subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds certain nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  The program also allows some direct borrowers to invest excess cash with Parent.

Interest expense related to AEPTCo Parent’s short-term borrowing is included in Interest Expense on AEPTCo Parent’s statements of income.  AEPTCo Parent incurred interest expense for amounts borrowed from AEP affiliates of $0 thousand, $0 thousand and $35 thousand for the years ended December 31, 2016, 2015 and 2014, respectively.

Interest income related to AEPTCo Parent’s short-term lending is included in Interest Income − Affiliated on AEPTCo Parent’s statements of income.  AEPTCo Parent earned interest income for amounts advanced to AEP affiliates of $315 thousand, $70 thousand and $22 thousand for the years ended December 31, 2016, 2015 and 2014, respectively.